EXHIBIT 23.2

Exhibit 23.2

[Letterhead of Baker Tilly Virchow Krause, LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of MDU Resources Group, Inc. on Form S-8 of (i) our report dated June 17, 2016 relating to the statements of net assets available for benefits of MDU Resources Group, Inc. 401(k) Retirement Plan as of December 31, 2015 and 2014 and the related statement of changes in net assets available for benefits for the year ended December 31, 2015, appearing in the Annual Report on Form 11-K of the MDU Resources Group, Inc. 401(k) Retirement Plan for the year ended December 31, 2015 and (ii) to the reference to us under the heading “Interests of Named Experts and Counsel” in this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
July 21, 2016